Exhibit 99.1

CHAMPION ANNOUNCES IMPROVED RESULTS FOR 2010 AND FOURTH QUARTER

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced net income of $0.5 million or $0.05 per share on a basic and diluted basis for the year ended October 31, 2010 compared to a net loss of $(27.5) million or $(2.76) per share on a basic and diluted basis for the year ended October 31, 2009. The Company reported net income of $0.9 million for the quarter ended October 31, 2010 compared to a net loss of  $(26.9) million for the quarter ended October 31, 2009. On a core net income (loss) basis the Company reported net income of $1.0 million or $0.10 per share for the year ended October 31, 2010 compared with a net loss of $(1.3) million or $(0.13) per share on a basic and diluted basis for the year ended October 31, 2009. Core net income (loss) is defined as net income (loss) as reported, adjusted for restructuring and other charges, non-cash impairment charges and interest rate swap.

The improved results for 2010 over 2009 were primarily reflective of various cost savings initiatives implemented by the Company in both 2009 and 2010 as well as the impact of the reclassification into earnings of an interest rate swap from other comprehensive income upon expiration of the contract. These results were partially offset by restructuring and other charges totaling $1.8 million, or $ 1.1 million net of tax, or $0.11 per share on a basic and diluted basis in 2010. The loss for the quarter and year of 2009 was related to various non-cash impairment charges associated with goodwill, trade name, masthead and other identifiable intangible assets in the amount of $(41.1) million or $(25.5) million net of tax or $(2.55) per share on a basic and diluted basis. The impairments are a result of the acquisition of The Herald-Dispatch daily newspaper in 2007. The Company also incurred charges associated with an interest rate swap liability of approximately $(0.6) million net of tax and other asset impairment charges of $(0.2) million or $(0.1) million net of tax.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “2010 represented the positive outcome of our cost reduction initiatives implemented over the last two years. We believe our operating model has been adjusted to allow the Company to react to a continued period of economic uncertainty without relinquishing our capacity for growth with the advent of an economic recovery. If necessary, we have additional options to reduce our cost structure and still provide best-in-class products and services to our customers. Our core operations continued to be impacted by the global economic crisis through 2010, but we were able to report substantially improved results, primarily due to our cost rationalization plan.  As we prepare for 2011, we are adhering to the guidance of our country’s financial leaders and therefore continue with no illusions about the fragile state of the economy. We are prepared, if necessary, to take actions in 2011 to address any continued economic downturn.”

The above-mentioned net income figures resulted in basic and diluted earnings per share of $0.09 for the quarter ended October 31, 2010 compared with a loss of $(2.69) on a basic and diluted earnings per share basis for the comparable quarter of 2009. The Company recorded net income per share of $0.05 for the year ended October 31, 2010 compared with a net (loss) per share on a basic and diluted basis of $(2.76) for the year ended October 31, 2009. The Company’s results in 2010 and in 2009 are reflective of the most difficult operating environment the Company has ever faced, primarily within the printing segment and secondarily in the newspaper segment. Even in this extremely difficult operating environment the Company was able to generate a profit in 2010 on both an actual and core basis.

The Company experienced a decrease in sales for the year of $11.3 million, or 8.0%, from $141.3 million in 2009 to $129.9 million in 2010. The printing segment of the business reflected a sales decrease of $8.0 million, or 9.0%, with the office products and office furniture segment showing an overall sales decrease of $2.4 million, or 6.8%.  The newspaper segment reported sales of $15.5 million in 2010 compared to $16.4 million in 2009, a decrease of $0.9 million or 5.3%. The sales compression experienced by the Company was primarily attributable to the overall global economic crisis and the related impact on the core business segments in which the Company operates, and is reflective of a continued difficult operating environment. Toney K. Adkins, President and Chief Operating Officer, noted, “We have seen some signs of improvement in certain areas but we are certainly not back to historic levels. We intend to continue to be prepared to adjust our cost structure to reflect the economic realities we are facing in this operating environment.”

At October 31, 2010 the Company had approximately $57.8 million of interest bearing debt. This debt has been reduced by approximately $26.6 million since October 31, 2007, which represents a reduction of over 31.5% in a three-year period. The Company has achieved this debt reduction through a combination of earnings, cash flow and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants at October 31, 2010.

Mr. Reynolds concluded, “During the Great Recession we managed to pay down over $26 million of interest bearing debt. This is a testimony to the ability of our various business units to generate cash flow in times of absolute economic duress. We entered 2011 hopeful of the opportunities an economic recovery may bring to our stakeholders and cautious of the need to prepare for prolonged economic uncertainty. Our company is not without challenges in 2011, but I am confident the men and women of Champion Industries will rise to any future challenges and prepare us for better days ahead.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 23,000 and 29,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2010	2009	2010	2009
Printing	$19,845,000	$21,246,000	$80,971,000	$88,990,000
Office products & office furniture	8,180,000	8,505,000	33,438,000	35,874,000
Newspaper	3,893,000	4,120,000	15,525,000	16,394,000
Total revenues	$31,918,000	$33,871,000	$129,934,000	$141,258,000

Net income (loss)	$938,000	$(26,875,000)	$488,000	$(27,521,000)

Per share data:
Net income (loss)
Basic	$0.09	$(2.69)	$0.05	$(2.76)
Diluted	$0.09	$(2.69)	$0.05	$(2.76)

Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,988,000
Diluted	9,988,000	9,988,000	9,988,000	9,988,000

	As of October 31, (in millions)
	2010	2009
Current assets	$29.7	$34.6
Total assets	$92.2	$101.0
Current liabilities	$16.5	$77.2
Total liabilities	$68.8	$78.1
Shareholders’ equity	$23.4	$22.9

The following table is a reconciliation of net income (loss) as reported to core net income (loss), which is defined as GAAP net income (loss) adjusted for restructuring and other charges, various asset impairment charges and charges and income associated with ineffectiveness related to an interest rate swap. The Company believes that the impairment charges and swap charge require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly and annual financial statements more useful to investors.

	Three Months Ended October 31,		Year Ended October 31,
	2010	2009	2010	2009
Net income (loss)	$938,000	$(26,875,000)	$488,000	$(27,521,000)
Asset Impairment Costs, net of tax	-	25,627,000	-	25,627,000
Interest rate swap, net of tax	(407,000)	578,000	(577,000)	578,000
Restructuring and other, net of tax	62,000	-	1,087,000	-
Core net income (loss)	$593,000	$(670,000)	$998,000	$(1,316,000)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492